Filed Pursuant to Rule 424(b)(3)
Commission File No. 333-178710

PROSPECTUS
$500,000,000

GeoResources, Inc.

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants

We may offer and sell an indeterminate number of shares of our common stock, preferred stock, depositary shares, debt securities and warrants from time to time under this prospectus. We may offer these securities separately or together in any combination and as separate series. We will describe in a prospectus supplement the securities we are offering and selling, as well as the specific terms of the securities.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Shares of our common stock are traded on The NASDAQ Global Select Market under the symbol “GEOI.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
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Investing in our securities involves certain risks. See “Risk Factors” beginning on page 4 of this prospectus and in the applicable prospectus supplement for certain risks you should consider. You should read the entire prospectus and any applicable prospectus supplement carefully before you make your investment decision.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
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The date of this prospectus is February 10, 2012

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell our securities will be made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a shelf registration process. Under the shelf registration process, we may offer shares of our common stock, preferred stock, depositary shares, various series of debt securities and warrants to purchase any of such securities with a total value of up to $500,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

A prospectus supplement may include a discussion of additional risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any supplement or amendment to this prospectus, you must rely on the information in the prospectus supplement or amendment. Please carefully read both this prospectus and any applicable prospectus supplement or amendment together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC’s public reading room mentioned under the heading “Where You Can Find More Information.”

We have not authorized any underwriter, broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any supplement or amendment to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any supplement or amendment to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus or any supplement or amendment to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and any supplement or amendment to this prospectus speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any prospectus supplement or amendment is delivered or securities are sold on a later date.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in any prospectus supplement or amendment: the names of those underwriters or agents; applicable fees, discounts and commissions to be paid to them; details regarding over-allotment options, if any; and the net proceeds to us.

All references in this prospectus to “we,” “our,” “us,” “Company” or “GeoResources” refer to GeoResources, Inc. and its subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires.

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PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before buying securities in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision.

GeoResources, Inc.
Overview

GeoResources, Inc., a Colorado corporation formed in 1958, is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering, development and exploration activities primarily focused in the Southwest, Gulf Coast and the Williston Basin areas of the United States. We are presently active in two of the most prolific shale resource plays in the United States, namely the Eagle Ford Shale and the Williston Basin/Bakken Shale. As a result of several related transactions the Company underwent a substantial change in ownership, management, assets and business strategy, all effective as of April 17, 2007.

On April 17, 2007, the Company merged with Southern Bay Oil & Gas, L.P. (“Southern Bay”) and a subsidiary of Chandler Energy, LLC (“Chandler”) and acquired certain Chandler-associated oil and gas properties in exchange for 10,690,000 shares of common stock (collectively, the “Merger”). As a result of the Merger, the former Southern Bay partners received approximately 57% of the then outstanding common stock of the Company and thus acquired voting control. Although GeoResources was the legal acquirer, for financial reporting purposes the Merger was accounted for as a reverse acquisition of GeoResources by Southern Bay and an acquisition of Chandler and its associated properties.

On June 9, 2008, we completed a private placement transaction with non-affiliated accredited investors for 1,533,334 shares of common stock at a price of $22.50 per share and warrants exercisable for 613,336 shares of common stock at an exercise price of $32.43 per share.

On December 1, 2009, we issued 3,450,000 shares of our common stock to investors pursuant to an offering registered with the SEC. The shares of common stock were sold at $10.20 per share. The closing included the exercise in full of the underwriters’ over-allotment option. Net proceeds from the offering were approximately $33.1 million after deducting the underwriters’ discount and other offering expenses, and were used to reduce outstanding indebtedness under our credit agreement.

On January 19, 2011, we issued 5,175,000 shares of our common stock to investors pursuant to an offering registered with the SEC. The shares of common stock were sold at $25.00 per share. The closing included the exercise in full of the underwriters’ over-allotment option. Net proceeds from the offering were approximately $122.6 million after deducting the underwriters’ discount and other offering expenses, and were used to repay in full the outstanding indebtedness under our credit agreement.

Corporate Information

Our principal executive offices are located at 110 Cypress Station Drive, Suite 220, Houston, Texas 77090, and our telephone number at this address is (281) 537-9920. Our website address is www.georesourcesinc.com. Our website, and the information contained therein, is not a part of this prospectus.

Securities We May Offer

We may offer up to $500,000,000 of our common stock, preferred stock, depositary shares, debt securities and warrants in one or more offerings and in any combination. This prospectus provides you with a general description of the securities we may offer. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

   Common Stock
Each Holder of our common stock is entitled to one vote per share in the election of directors and on all other matters that require shareholder approval. There are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

   Preferred Stock and Depository Shares
Under the terms of our articles of incorporation, our board of directors is authorized, without further action by shareholders, to designate up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Each series of preferred stock, depository shares or depository receipts, if issued, will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of our liquidation, dissolution or winding up, voting rights and rights to convert into common stock. We have no present plans to issue any shares of preferred stock, depository shares or depository receipts nor are any shares of our preferred stock, depository shares or depository receipts presently outstanding.

   Debt Securities
We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates.

If we issue debt securities, they will be issued under one or more documents called indentures, the form of which have been filed with the SEC and are attached hereto, which are contracts between us and a trustee for the holders of the debt securities. We urge you to read any prospectus supplement or amendment related to the series of debt securities being offered, as well as the complete indenture that contains the terms of the debt securities (which will include a supplemental indenture).

  Warrants
We may issue warrants for the purchase of common stock. We may issue warrants independently or together with other securities.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are not statements of historical fact and constitute forward-looking statements within the meaning of the various provisions of the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, the statements specifically identified as forward-looking statements within this prospectus. Many of these statements contain risk factors as well. In addition, certain statements in our future filings with the SEC, in press releases, and in oral and written statements made by or with our approval that are not statements of historical fact constitute forward-looking statements within the meaning of the Securities Act and the Exchange Act. Examples of forward-looking statements, include, but are not limited to: (i) projections of capital expenditures, revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, and other financial items, (ii) statements of our plans and objectives or our management or board of directors including those relating to planned development of our oil and gas properties, (iii) statements of future economic performance and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “may”, “will” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Important factors that could cause actual results to differ materially from the forward looking statements include, but are not limited to:

•	changes in production volumes, worldwide demand and commodity prices for oil and natural gas;
•	changes in estimates of proved reserves;
•	declines in the values of our oil and natural gas properties resulting in impairments;
•	the timing and extent of our success in discovering, acquiring, developing and producing oil and natural gas reserves;
•	our ability to acquire leases, drilling rigs, supplies and services at reasonable prices;
•	reductions in the borrowing base under our credit facility;
•	risks incident to the drilling and operation of oil and natural gas wells;
•	future production and development costs;
•	the availability of sufficient pipeline and other transportation facilities to carry our production and the impact of these facilities on price;
•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;
•	changes in environmental laws and the regulation and enforcement related to those laws;
•	the identification of and severity of environmental events and governmental responses to the events;
•	the effect of oil and natural gas derivatives activities; and
•	conditions in the capital markets.

Such forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

RISK FACTORS

Before making an investment decision, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any Quarterly Reports on From 10-Q and any Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Also, please read “Forward-Looking Statements.”

USE OF PROCEEDS

Unless the applicable prospectus supplement or amendment states otherwise, we expect to use the net proceeds of the sale of our securities for general corporate purposes, including, but not limited to, acquisitions of oil and gas properties, companies or prospects, repayment of existing indebtedness and for working capital. As of the date of this prospectus, we have not identified as probable any specific material proposed uses of these proceeds. If, as of the date of any prospectus supplement or amendment, we have identified any such uses, we will describe them in the prospectus supplement or amendment. The amount of our securities offered from time to time pursuant to this prospectus and any prospectus supplement or amendment, and the precise amounts and timing of the application of net proceeds from the sale of those securities, will depend upon our funding requirements. If we elect at the time of an issuance of our securities to make different or more specific use of proceeds than described in this prospectus, such use will be described in the prospectus supplement or amendment relating to those securities.

RATIO OF EARNINGS TO FIXED CHARGES

              The following table contains our consolidated ratios of earnings to fixed charges for the periods indicated.

	Nine Months Ended
	September 30,	Year Ended December 31,
	2011	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	25.08	7.93	3.53	5.23	4.99	13.21

The ratios were computed by dividing earnings by fixed charges. For this purpose, “earnings” represent the aggregate of (i) income from continuing operations before income taxes and (ii) fixed charges. “Fixed charges” consists of interest expense incurred on our debt, settlement payments on our interest rate swaps accounted for as cash flow hedges, amortization of debt issuance costs and interest within rental expense estimated to equal one-third of total rental expense.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the securities separately or together:

●	through one or more underwriters or dealers in a public offering and sale by them;

●	directly to investors; or

●	through agents.

We may sell the securities from time to time:

●	in one or more transactions at a fixed price or prices, which may be changed from time to time;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement or amendment.

Any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in any prospectus supplement or amendment, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in any prospectus supplement or amendment, and any prospectus supplement or amendment will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If any applicable prospectus supplement or amendment indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and any applicable prospectus supplement or amendment, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in any applicable prospectus supplement or amendment.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Any prospectus supplement or amendment will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Unless otherwise specified in any related prospectus supplement or amendment, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Any common stock sold pursuant to any prospectus supplement or amendment will be listed for trading on The NASDAQ Stock Market or other principal market for our common stock. We may apply to list any series of debt securities, preferred stock, depositary shares or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” or “Plan of Distribution” in any applicable prospectus supplement or amendment.

Underwriters, broker-dealers or agents who may become involved in the sale of the common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series. The debt securities will be our direct obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and the trustee named in each indenture. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture.

Our rights and the rights of our creditors, including holders of the debt securities, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may our self be a creditor with recognized claims against such subsidiary.

This description is a summary of the material provisions of the debt securities and the indentures. We urge you to read the forms of senior indenture and subordinated indenture filed as exhibits to the registration statement of which this prospectus is a part because those indentures, and not this description, govern your rights as a holder of debt securities. The terms of the debt securities will include those set forth in the applicable indenture and those made a part of the global indenture by the Trust Indenture Act of 1939 (“TIA”). References in this prospectus to an “indenture” refer to the particular Indenture under which we may issue a series of debt securities. All references in this description to “we,” “our,” “Company” or “us” are to GeoResources, Inc. and not to any of our subsidiaries.

General

The indentures provide that debt securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest, but those terms must be consistent with the indenture. The debt securities will be our unsecured obligations.

The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior debt as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any subordinated debt securities. If the prospectus supplement so indicates, the debt securities will be convertible into our common stock.

The applicable prospectus supplement will set forth the price or prices at which the debt securities to be issued will be offered for sale and will describe the following terms of such debt securities:

●	the title of the debt securities;

●	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the related subordination terms;

●	any limit on the aggregate principal amount of the debt securities;

●	each date on which the principal of the debt securities will be payable;

●	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

●	each place where payments on the debt securities will be payable;

●	any terms upon which the debt securities may be redeemed, in whole or in part, at our option;

●	any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the debt securities;

●	the portion of the principal amount, if less than all, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

●	whether the debt securities are defeasible;

●	any addition to or change in the events of default;

●	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

●
whether the debt securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

●	any addition to or change in the covenants in the indenture applicable to the debt securities; and

●	any other terms of the debt securities not inconsistent with the provisions of the indentures.

Debt securities, including any debt securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof (“original issue discount securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

                The indebtedness evidenced by the subordinated debt securities will, to the extent set forth in the subordinated indenture with respect to each series of subordinated debt securities, be subordinated in right of payment to the prior payment in full of all of our senior debt, including the senior debt securities, and it may also be senior in right of payment to all of our subordinated debt. The prospectus supplement relating to any subordinated debt securities will summarize the subordination provisions of the subordinated indenture applicable to that series including:

●
the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

●
the applicability and effect of such provisions in the event of specified defaults with respect to any senior debt, including the circumstances under which and the periods during which we will be prohibited from making payments on the subordinated debt securities; and

●
the definition of senior debt applicable to the subordinated debt securities of that series and, if the series is issued on a senior subordinated basis, the definition of subordinated debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of senior debt to which the subordinated debt securities of that series will be subordinated.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, shareholder or trustee of the Company, as such, shall have any liability for any obligations of the Company under the debt securities or the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a debt security, each holder shall be deemed to have waived and released all such liability. The waiver and release shall be a part of the consideration for the issue of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Trustee

We may appoint a separate trustee for any series of debt securities. We use the term “trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. As of February 11, 2012, 25,608,292 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive or conversion rights. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders of our common stock. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The holders of a majority of the outstanding shares of common stock elects all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our articles of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Under our articles of incorporation, as amended, our Board of Directors may issue up to 20,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without shareholder approval.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “bank depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of a depositary agreement and the related depositary receipts. The summary is not complete. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC via a Current Report on Form 8-K prior to our offering of the depositary shares, and you should read such documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the bank depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our Company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. Such successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Unless otherwise specified in any applicable prospectus supplement accompanying this prospectus, each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements. A form of warrant agreement will be filed with the SEC as an exhibit to the Registration Statement by post-effective amendment or a Current Report on Form 8-K.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

•	the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

•	the date on which the right to exercise the warrants commences and the date on which such right expires (the “expiration date”);

•	United States federal income tax consequences applicable to the warrants;

•	the amount of the warrants outstanding as of the most recent practicable date; and

•	any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the expiration date (or such later date to which we may extend such expiration date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

LEGAL MATTERS

The validity of the securities being offered from time to time under this prospectus will be passed upon for us by Jones & Keller, P.C., Denver, Colorado. Reid A. Godbolt, a member of Jones & Keller, P.C., beneficially owns 12,753 shares of our common stock held of record by a limited liability company he owns jointly with his spouse.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

Information about our estimated net proved reserves and the future net cash flows attributable to the oil and natural gas reserves of GeoResources, Inc. as of December 31, 2010 contained in our annual report for the year ended December 31, 2010 filed on Form 10-K and included or incorporated herein by reference was prepared by Cawley, Gillespie & Associates, Inc., an independent reserve engineer and geological firm, and is included or incorporated herein in reliance upon their authority as experts in reserves and present values.

TRANSFER AGENT AND REGISTRAR

Our Transfer Agent and Registrar is Wells Fargo Shareowner Services, 161 N. Concord Exchange Street, South St. Paul, Minnesota 55075.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 11, 2011 and Amendment No. 1 on Form 10-K/A filed with the SEC on February 7, 2012;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 9, 2011;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 8, 2011;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 7, 2011; and

●
our Current Reports on Form 8-K filed with the SEC on January 19, 2011, April 19, 2011, May 5, 2011, June 13, 2011, July 8, 2011, August 4, 2011, October 24, 2011, November 15, 2011 and January 12, 2012 (with the exception of any information contained in such documents which has been “furnished” under Item 2.02 and/or Item 7.01 of Form 8-K, which information is not deemed “filed” and which is not incorporated by reference into this prospectus).

●
all filings we make with the SEC pursuant to the Exchange Act, after the date of this registration statement and prior to the effectiveness of the registration statement (excluding any portion of such documents which are furnished and not filed with the SEC).

In addition, all documents which we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (including any Form 8-K in which the information is filed but not furnished) will be deemed to be incorporated by reference into this prospectus and any prospectus supplements. You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

You may obtain a copy of any of the above-referenced documents, at no cost, from our website at www.georesourcesinc.com. The information contained in, or that can be accessed through, our website is not part of this prospectus. We will also furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct your request for documents to:

GeoResources, Inc.
Attn: Chief Financial Officer
110 Cypress Station Drive, Suite 220
Houston, Texas 77090
(281) 537-9920

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

$500,000,000

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants

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PROSPECTUS
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 February 10, 2012